Exhibit 3.7

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                       OF

                                  CORCOM, INC.


                                  ARTICLE ONE


The name of the corporation is Corcom, Inc., and the corporation's file number is 3508-193-3.


                                  ARTICLE TWO


                  The registered agent is National Registered Agents, Inc. The registered office is 208 South LaSalle Street, Suite 1855, Chicago, IL 60604.

                                 ARTICLE THREE


                  The purpose for which the corporation is organized: To engage in any lawful act or activity for which corporations may be organized under the Illinois Business Corporation Act of 1983, as amended.


                                  ARTICLE FOUR

                  The corporation shall have authority to issue 1,000 shares of Common Stock, par value $.01 per share of which 1,000 shares are issued and outstanding for an aggregate consideration of $1,000.00.

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